Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

 ~ Generated FFO of $0.39 and $1.59 per Diluted Share, Respectively, for Fourth Quarter and Full Year 2012 ~

~ Acquired Eleven Properties in 2012 for $44.6 Million ~

~ Sold Five Properties for a $19.41 Million Gain~

~ Raised Quarterly Dividend 6% to $0.35 per Share, Current Yield In Excess of 6.2% ~

GREAT NECK, New York, March 14, 2013 — One Liberty Properties, Inc. (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, health and fitness, office and other properties primarily under long term leases in the United States, today announced operating results for the  quarter and year ended December 31, 2012.

“The Company continued to execute effectively on its pursuit of selective and accretive growth in 2012”, commented Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “With 17 properties acquired the past two years combined with the profitable sales of non-core assets, we continue to enhance our real estate portfolio. These efforts resulted in a recent increase in our dividend.  Over the last two years, the Company has reduced its credit line interest rate floor significantly and it enters 2013 at a rate of 4.75%.  As we look ahead, we are continuing to pursue opportunities that will increase the value of the Company, but will remain disciplined and selective in our approach as we seek to both protect and increase stockholder value.”

Fourth Quarter Operating Results:

Total rental revenues for the three months ended December 31, 2012 increased $690,000 or 6.3% to $11.56 million, from $10.87 million for the three months ended December 31, 2011.  Rental revenues benefited from the contribution of One Liberty’s 2012 and 2011 acquisitions.

Net income attributable to One Liberty was $4.93 million or $0.33 per fully diluted share, an increase of 59.5% from $3.09 million or $0.21 per fully diluted share for the fourth quarter of 2011. The increase is attributable to $2.28 million or $0.16 per fully diluted share of income from discontinued operations related primarily to gains from strategic dispositions of properties acquired at favorable prices.  Income from continuing operations in the fourth quarter of 2012 was $2.63 million, or $0.17 per diluted share, compared to $2.83 million, or $0.19 per diluted share in the fourth quarter of 2011.  The change is due primarily to higher real estate acquisition costs and federal excise and state taxes incurred in the current quarter.

One Liberty generated Funds from Operations (“FFO”) of $5.84 million, or $0.39 per diluted share, for the quarter ended December 31, 2012, as compared to $5.71 million or $0.39 per diluted share in the corresponding period of 2011.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

The per share results for the three months ended December 31, 2012 were impacted by the increase in the weighted average number of shares outstanding which increased due to share issuances under One Liberty’s equity incentive, at the market equity offering and dividend reinvestment programs.

Full Year 2012 Operating Results:

Total rental revenues increased 7.0% to $44.75 million compared to $41.81 million for 2011.  Rental revenues increased due to the impact of acquisitions in 2012 and 2011.

Net income attributable to One Liberty increased 136% to $32.32 million, or $2.16 per diluted share in 2012, from $13.72 million, or $0.96 per diluted share in 2011.  The increase is due primarily to an increase in income from discontinued operations and to a lesser extent to an increase in income from continuing operations.

Income from discontinued operations, related primarily to gains from strategic dispositions of properties, increased in the current year to $20.45 million or $1.37 per fully diluted share from $2.15 million or $0.16 per fully diluted share in the prior year.  Specifically, this increase is due to the gain of $19.41 million from the sale in 2012 of five properties.

Income from continuing operations increased to $11.86 million, or $0.79 per diluted share, from $11.57 million, or $0.80 per diluted share, in 2011.  Contributing to the increase were increases in, among other things, rental revenues, equity in earnings of unconsolidated joint ventures, and gain on sale of real estate.  Partially offsetting the increase were increases in depreciation and amortization expense, real estate acquisition expense and federal excise and state taxes and the inclusion in 2011 of a $1.24 million gain on settlement of debt.

FFO for 2012 was $23.78 million, or $1.59 per diluted share, compared to 2011 FFO of $22.83 million, or $1.61 per diluted share.

The per share results for 2012 were impacted by the increase in the weighted average number of shares outstanding which increased due to share issuances under One Liberty’s equity incentive, at the market equity offering and dividend reinvestment programs.

Balance Sheet:

At December 31, 2012, the Company had $14.6 million of cash and cash equivalents, total assets of $481.2 million, total debt of $226 million and total equity of $238.1 million.

At March 12, 2013, One Liberty’s available liquidity, including the $6 million it is required to maintain pursuant to the credit facility, was approximately $91 million, including approximately $16 million of cash and cash equivalents and $75 million available under its credit facility.

March 2013:

One Liberty is in the process of selling, for approximately $13.5 million, its 90% interest in a joint venture redevelopment of a 6.2 acre site in Plano, Texas, following its decision not to pursue this project with its joint venture partner.  The joint venture partner exercised its right to purchase One Liberty’s equity interest in the joint venture.  One Liberty anticipates that the sale will be completed in 2013.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. Management believes this is appropriate and relevant to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, health and fitness, office and other properties under long term leases. Substantially all of our leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Rental income, net - Note 1	$11,557	$10,873	$44,750	$41,805

Operating expenses:
Depreciation and amortization	2,526	2,361	9,706	8,934
General and administrative	1,853	1,688	7,317	6,849
Federal excise and state taxes	323	23	457	168
Real estate acquisition costs	565	37	823	213
Real estate expenses	683	631	2,622	2,331
Leasehold rent	77	77	308	308
Total operating expenses	6,027	4,817	21,233	18,803

Operating income	5,530	6,056	23,517	23,002

Other income and expenses:
Equity in net earnings of unconsolidated joint ventures	352	250	1,368	914
Gain on settlement of debt	-	-	-	1,240
Other income (loss)	11	(97)	241	(35)
Interest:
Expense	(3,059)	(3,208)	(12,813)	(12,732)
Amortization of deferred financing costs	(206)	(174)	(776)	(817)
Gain on sale of real estate	-	-	319	-

Income from continuing operations	2,628	2,827	11,856	11,572

Income from discontinued operations	123	254	1,039	1,216
Net gain on sales	2,158	-	19,413	932
Income from discontinued operations - Note 2	2,281	254	20,452	2,148

Net income	4,909	3,081	32,308	13,720
Plus net loss attributable to non-controlling interests	24	4	12	4

Net income attributable to One Liberty Properties, Inc.	$4,933	$3,085	$32,320	$13,724

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.17	$0.19	$0.79	$0.80
Income from discontinued operations	0.16	0.02	1.37	0.16
	$0.33	$0.21	$2.16	$0.96

Funds from operations - Note 3	$5,841	$5,710	$23,775	$22,825

Funds from operations per common share-diluted - Note 4	$0.39	$0.39	$1.59	$1.61

Weighted average number of common and
unvested restricted shares outstanding:
Basic	15,004	14,559	14,838	14,153
Diluted	15,104	14,659	14,938	14,203

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $312 and $1,395 for the three months and year ended December 31, 2012 and $456 and $1,486 for the three months and year ended December 31, 2011, respectively.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $(3) and $(43) for the three months and year ended December 31, 2012 and $(13) and $(56) for the three months and year ended December 31, 2011, respectively.

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Note 3
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$4,933	$3,085	$32,320	$13,724
Add: depreciation of properties	2,507	2,451	9,857	9,364
Add: our share of depreciation in unconsolidated joint ventures	218	153	849	594
Add: amortization of capitalized leasing expenses	30	21	108	75
Add: our share of amortization of capitalized leasing expenses
in unconsolidated joint ventures	22	-	82	-
Add: federal excise tax	290	-	290	-
Deduct: net gain on sales of real estate	(2,159)	-	(19,731)	(932)
Funds from operations	$5,841	$5,710	$23,775	$22,825

Note 4
Funds from operations per common share is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.33	$0.21	$2.16	$0.96
Add: depreciation of properties	0.17	0.17	0.66	0.66
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.06	0.05
Add: amortization of capitalized leasing expenses	-	-	0.01	0.01
Add: our share of amortization of capitalized leasing expenses
in unconsolidated joint ventures	-	-	-	-
Add: federal excise tax	0.02	-	0.02	-
Deduct: net gain on sales of real estate	(0.14)	-	(1.32)	(0.07)
Funds from operations per common share-diluted	$0.39	$0.39	$1.59	$1.61

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	December 31,	December 31,
ASSETS	2012	2011
Real estate investments, net	$410,525	$376,123
Property contributed to joint venture	-	11,842
Properties held for sale (including related assets of $968)	-	16,975
Investment in unconsolidated joint ventures	19,485	7,170
Cash and cash equivalents	14,577	12,668
Unbilled rent receivable	12,629	11,264
Unamortized intangible lease assets	16,491	11,240
Other assets	7,459	5,539
Total assets	$481,166	$452,821

LIABILITIES AND EQUITY
Liabilities:
Mortgages and loan payable	$225,971	$190,967
Mortgages payable - property held for sale	-	6,970
Line of credit	-	20,000
Unamortized intangible lease liabilities	5,300	5,165
Other liabilities	11,836	10,772
Total liabilities	243,107	233,874

Total One Liberty Properties, Inc. stockholders' equity	237,128	218,285
Non-controlling interests in joint ventures	931	662
Total equity	238,059	218,947
Total liabilities and equity	$481,166	$452,821